Exhibit 15.3

6 March 2020

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

United States

CRH PLC – CHANGE IN REGISTRANT’S CERTIFYING ACCOUNTANT

Ladies and Gentlemen:

We have read Item 16F of CRH plc’s Form 20-F dated 6 March 2020 and are in agreement with the statements contained in the third, fourth and fifth paragraphs therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

/s/ ERNST & YOUNG